Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AMERICAN PHARMACEUTICAL PARTNERS, INC.

AND

AMERICAN BIOSCIENCE, INC.

DATED AS OF NOVEMBER 27, 2005

i

ii

Exhibits

Exhibit A	Form of ABI Shareholder Consent
Exhibit B	Form of Company Stockholder Consent
Exhibit C	Form of Investor Statement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Governance Agreement
Exhibit F	Form of Securities Law Legend
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2005 (this “Agreement”), by and among American Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”), and American BioScience, a California corporation (“ABI”), and, with respect to specific matters identified on the signature page hereof, Dr. Patrick Soon-Shiong (“PSS”) and the ABI Executing Shareholders (as defined below).

WHEREAS, as of the date hereof, ABI, PSS and certain PSS Entities collectively beneficially own 48,734,160 shares of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) (excluding any outstanding options to acquire shares of Company Common Stock or unvested restricted shares of Company Common Stock held by PSS), representing approximately 64.43% of the outstanding shares of Company Common Stock on a fully diluted basis;

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has determined that the merger of ABI with and into the Company contemplated hereby (the “Merger”) is fair to, and is in the best interests of, the Company, and has unanimously recommended to the Board of Directors of the Company (the “Company Board”) that the Company Board approve the terms and conditions of this Agreement;

WHEREAS, the Company Board has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the Board of Directors of ABI (the “ABI Board”) has approved this Agreement in accordance with the California Corporations Code (“CCC”);

WHEREAS, the holders of record of approximately 98.8% of the outstanding shares of ABI Common Stock are agreeing to execute and deliver to ABI, with a copy to the Company, a written consent in the form attached as Exhibit A (a “ABI Shareholder Consent”) in accordance with Section 603 of the CCC approving the principal terms of this Agreement and the Merger;

WHEREAS, ABI, PSS and PSS Entities that collectively are the holders of record of approximately 67.2% of the outstanding shares of Company Common Stock, are agreeing to execute and deliver to the Company a written consent in the form attached hereto as Exhibit B (the “Company Stockholder Consent”) immediately following the execution of this Agreement in accordance with Section 228 of the DGCL approving and adopting this Agreement, the Merger and the Share Issuance (as defined below).

WHEREAS, immediately prior to the execution of this Agreement, ABI has delivered completed and signed Investor Statements in the form of Exhibit C attached (the “ABI Investor Statements”) from PSS and each of the ABI Executing Shareholders.

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended through the date hereof (together with the regulations promulgated thereunder, the “Code”), and that this Agreement will be, and hereby is, adopted as a plan of reorganization;

WHEREAS, it is a condition to the obligation of ABI to consummate the Merger that the Company execute and deliver the Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, it is a condition to the obligation of the Company to consummate the Merger that PSS and the PSS Shareholders (as defined below) execute and deliver (a) the Governance Agreement attached hereto as Exhibit E (the “Governance Agreement”) and (b) the Registration Rights Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

Definitions

Section 1.1 Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

“ABI Excluded Effect” means any fact, change event, effect or circumstance adverse to the business, financial condition, results of operations, assets, liabilities or prospects of ABI or any of its Subsidiaries that is a result of (a) the execution or announcement of this Agreement or any related agreement or the consummation of the transactions contemplated by this Agreement or any related agreement, (b) changes in general economic or regulatory conditions in the United States or foreign economies and industries in which ABI or its Subsidiaries participate that do not have a materially disproportionate impact on ABI and its Subsidiaries relative to other participants in such economies or industries, (c) any decline in the value of the shares of Company Common Stock owned by ABI (it being understood that the facts, events, changes, effects and circumstances giving rise to or contributing to such declines in the Company’s stock price or trading volume shall not by virtue of this clause (c) alone constitute Company Excluded Effects), (d) any failure or inability on the part of the Company or any of its Subsidiaries to manufacture Abraxane®, or any failure of the Company to use commercially reasonable efforts to achieve sales of Abraxane®(except to the extent resulting from (x) defects in ABI’s intellectual property rights related to Abraxane® or (y) the regulatory status of Abraxane® or any product liability allegations or claims or allegations or claims questioning the safety or efficacy of Abraxane®, in each case that do not result from the manufacturing of Abraxane® by the Company or any of its Subsidiaries) or (e) any breach by the Company or any of its Subsidiaries of any Contract with ABI or any of its Subsidiaries.

“ABI Executing Shareholders” means (a) THEMBA 2005 Trust I, (b) THEMBA 2005 Trust II, (c) The 2005 Two-Year Annuity Trust A, (d) The 2005 Two-Year Annuity Trust B and (e) The California Capital Limited Partnership.

“ABI Intellectual Property” means all United States and foreign patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisionals thereof), copyrights (including without limitation all renewals and extensions thereof), registrations and applications for registration of copyright, registered and unregistered designs, Trademarks, registrations and application for registration of Trademarks, Trade Secrets, works of authorship, inventions, software and all other intellectual property or similar rights or materials that are owned or used by ABI or any Subsidiary of ABI in the conduct of the business of ABI or any Subsidiary of ABI as currently conducted.

“ABI Material Adverse Effect” means any fact, change, event, effect or circumstance (other than any ABI Excluded Effect) that, individually or in the aggregate, is materially adverse to the business, financial condition, results of operations, assets or liabilities of ABI and its Subsidiaries taken as a whole.

“ABI Owned Intellectual Property” means all ABI Intellectual Property that is owned by ABI or any Subsidiary thereof.

“ABI Per Share Percentage” means the percentage represented by (i) one divided by (ii) the number of shares of ABI Common Stock outstanding immediately prior to the Effective Time.

“ABI Restricted Unit Plan” means the ABI Restricted Stock Unit Plan to be adopted by ABI after the date of this Agreement and prior to the Effective Time.

“ABI RSUs” means the restricted stock units issued by ABI pursuant to the ABI Restricted Unit Plan.

“Abraxane®” means the form of Paclitaxel protein-bound particles for injectable suspension (albumin-bound), currently marketed and sold under the proprietary name “Abraxane®”.

“affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act; provided that: (a) the Company, persons controlled by the Company and their respective directors, officers and employees (other than PSS), shall not be deemed to be affiliates of (b) ABI, any person that controls ABI, is controlled by ABI or is under common control with ABI or any of their directors, officers or employees (excluding for purposes of this clause (b) in each case the Company, persons controlled by the Company and their respective directors, officers or employees, other than PSS).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC or the office of the Secretary of State of Delaware or California shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Excluded Effect” means any fact, change, event, effect or circumstance adverse to the business, financial condition, results of operations, assets or liabilities of the Company or any of its Subsidiaries that is a result of (a) the execution or announcement of this Agreement or any related agreement or the consummation of the transactions contemplated by this Agreement or any related agreement, (b) changes in general economic or regulatory conditions in the United States or foreign economies and industries in which the Company or its Subsidiaries participate that do not have a materially disproportionate impact on the Company and its Subsidiaries relative to other participants in such economies or industries, (c) any failure to meet analysts’ projections (it being understood that the facts, events, changes, effects and circumstances giving rise to or contributing to such failure to meet such projections shall not by virtue of this clause (c) alone constitute Company Excluded Effects), (d) changes in the Company’s stock price or trading volume (it being understood that the facts, events, changes, effects and circumstances giving rise to or contributing to such changes in the Company’s stock price or trading volume shall not by virtue of this clause (d) alone constitute Company Excluded Effects), (e) actual or alleged defects in ABI’s intellectual property rights related to Abraxane®, (f) the regulatory status of Abraxane®, any product liability allegations or claims or any allegations or claims questioning the safety or efficacy of Abraxane®, in each case that do not result from the manufacturing of Abraxane® by the Company of any of its Subsidiaries, or (g) any breach by ABI or any of ABI’s Subsidiaries of any Contract with the Company or any of its Subsidiaries.

“Company Intellectual Property” means all United States and foreign patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisionals thereof), copyrights (including without limitation all renewals and extensions thereof), registrations and applications for registration of copyright, registered and unregistered designs, Trademarks, registrations and application for registration of Trademarks, Trade Secrets, works of authorship, inventions, software and all other intellectual property or similar rights or materials that are owned or used by the Company or any Subsidiary of the Company in the conduct of the business of the Company or any Subsidiary as currently conducted (other than any ABI Intellectual Property).

“Company Material Adverse Effect” means any fact, change, event, effect or circumstance (other than a Company Excluded Effect) that, individually or in the aggregate, is materially adverse to the business, financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries taken as a whole.

“Company Stock Price” as of any NASDAQ trading day means the per share closing price of Company Common Stock on the NASDAQ National Market as reported in The Wall Street Journal (absent manifest error).

“Contracts” means any written or oral agreements, arrangements, contracts, obligations or commitments.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, decision, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to human health and safety or the environment, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” of any entity means (a) the capital stock of, or other equity, ownership or voting interest in, such entity (including partnership, membership and similar interests and any similar or equivalent rights); (b) any option, warrant, right or security (including debt securities) pursuant to which the entity is required to issue upon conversion, exchange or exercise thereof, any of the capital stock of, or other equity, ownership or other voting interest in, such entity, or any similar or equivalent rights; and (c) any stock appreciation right or phantom security that is an obligation of such entity the value of which is determined based upon or derived from the value of the capital stock or other equity or ownership interest in such entity.

“ERISA” means Title IV of the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Shares” means a number of shares of Company Common Stock equal to 10% of the New Share Number, which shares shall be funded in accordance with Section 3.1(f) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Loss Events” means specific facts, circumstances or events that form the basis of or give rise to Losses of $3 million or less and for which indemnification otherwise would be available to a Company Indemnified Party pursuant to Article IX were it not for the concept of Excluded Loss Events provided herein.

“executive officer” shall have the meaning set forth in Rule 405 under the Securities Act.

“Former Shareholders” shall have the meaning assigned to such term in the Escrow Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial, regulatory or self-regulatory authority or instrumentality.

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“immediate family” means lineal descendants (whether by blood or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.

“knowledge” (a) of any person that is an individual means, with respect to any specific matter, the actual knowledge of such person, (b) of ABI means, with respect to any specific matter, the actual knowledge of the persons listed on Schedule 1.1 of the ABI Disclosure Schedule and any other personnel of ABI having primary responsibility for the matter in question and (c) of the Company means, with respect to any specific matter, the actual knowledge of the Company’s executive officers having primary responsibility for such matter; provided, however, that “knowledge” of the Company shall not include knowledge of PSS, ABI or any executive officer or affiliate of PSS or ABI.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Losses” means losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, reasonable costs and expenses (including reasonable out-of pocket attorneys’ fees and costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing but not including internal management, administrative or overhead costs incurred in connection with the administration, supervision or performance of actions taken in connection with any of the foregoing).

“Merger Consideration Number” means (a) the New Share Number, plus (b) the number of shares of Company Common Stock held by ABI immediately prior to the Effective Time, less (c) the number of shares of Company Common Stock issuable after the Effective Time with respect to the ABI RSUs outstanding immediately prior to the Effective Time.

“New Share Number” means 86,096,523 shares of Company Common Stock.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity.

“PSS Entity” means any trust for the benefit of PSS or any members of PSS’ immediately family and any other entity in which PSS or any members of PSS’ immediate family separately or collectively hold a majority of the outstanding Equity Interests.

“PSS Shareholders” means any PSS Entity holding shares of ABI Common Stock immediately prior to the Closing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Percentage” means, with respect to each shareholder of ABI immediately prior to the Effective Time that does not properly exercise and perfect CCC Appraisal Rights, (a) the number of shares of ABI Common Stock then held of record by such shareholder divided by (b) the total number of shares of ABI Common Stock then outstanding less the total number of Appraisal Shares.

“Specified Matters” means the specific matters attached as Annex I to the ABI Disclosure Schedule.

“Subsidiary” of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity; provided, however, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be Subsidiaries of ABI, and Drug Source Company LLC shall not be deemed to be a Subsidiary of the Company.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, when computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means all trade secrets, know-how, and other confidential or proprietary information or materials, including, without limitation, designs, concepts, drawings, ideas, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans, (including prospective trade names or trademarks), customer names and other information related to customers, employee information, pricing policies, and financial information.

“Trademarks” means trademarks, trade names, service marks, logos, brands, and other designations of source, origin, endorsement, certification or sponsorship.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
ABI	Preamble
ABI Articles	5.2
ABI Audited Financial Statements	5.7(a)
ABI Benefit Plans	5.10(a)
ABI Board	Recitals
ABI Bylaws	5.2
ABI Capitalization Claim	9.4(h)
ABI Certificate	3.1(a)
ABI Common Stock	3.1(a)
ABI Disclosure Schedule	Art. V Preamble
ABI Financial Advisors	5.8
ABI Indemnities Parties	9.2
ABI Investor Statements	Recitals
ABI IP Agreements	5.16
ABI Material Contracts	5.13
ABI Permits	5.6
ABI Preferred Stock	5.3(a)
ABI Real Property	5.15
ABI Regulatory Agreement	5.14
ABI Related Persons	5.18
ABI Shareholder Approval	5.4(c)
ABI Shareholder Consent	Recitals
ABI Unaudited Financial Statements	5.7(b)
ABI Warrants	5.3(a)
Abraxane® Agreements	9.3(e)
Agreement	Preamble
Appraisal Shares	3.3
Approval Notice	6.5(e)
Capitalization Date	4.3(a)
CCC	Recitals
CCC Appraisal Rights	3.3
Certificate of Merger	2.2
Claim Notice	9.3(a)
Closing	2.2
Closing Date	2.2
Code	Recitals
Company	Preamble
Company Benefit Plans	4.10(a)
Company Board	Recitals
Company Bylaws	4.2
Company Certificate	3.1(a)

Defined Terms	Section
Company Charter	4.2
Company Common Stock	Recitals
Company Disclosure Schedule	Art. IV Preamble
Company Financial Advisor	4.8
Company Foreign Plans	4.10(a)
Company Indemnified Parties	9.1
Company Material Contracts	4.13
Company Options	4.3(a)
Company Permits	4.6
Company Preferred Stock	4.3(a)
Company Related Persons	4.19
Company SEC Filings	4.7(a)
Company Stockholder Consent	Recitals
Confidentiality Agreement	6.4
Costs	6.8(a)
CSA	4.21
D&O Insurance	6.8(a)
D&O Indemnified Parties	6.8(a)
DEA	4.20
DGCL	Recitals
Effective Time	2.2
Escrow Agent	3.1(f)
Escrow Agreement	3.1(f)
FDA	4.21
FDCA	4.21
Governance Agreement	Recitals
Indemnification Claim	9.3(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Information Statement	6.3(a)
Intellectual Property Agreements	5.16(c)
Item 601(a)(10) Contracts	4.13
Letter of Transmittal	3.2(a)
Merger	Recitals
Outside Date	8.1(b)
Participating ABI Shareholder	3.2(a)
Pharmaceutical Product	4.21
PHSA	4.21
Plan	4.10(a)
Pro Rata Percentage	9.6
PSS	Preamble
Registration Rights Agreement	Recitals
Representatives	6.4
Sarbanes-Oxley Act	4.7(d)
Share Exchange Ratio	3.1(a)

Defined Terms	Section
Share Issuance	Recitals
Shareholders’ Representative	10.13
Special Committee	Recitals
Surviving Corporation	2.1
Tax Clearance Certificate	5.5(b)
Third Party Claim	9.3(a)
Transaction Agreements	4.4(b)

Article II

The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the CCC, at the Effective Time (as defined below), ABI shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of ABI shall cease and the Company shall continue as the corporation surviving the Merger. From and after the Effective Time, the Company shall be, and is sometimes referred to herein as, the “Surviving Corporation.”

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions at Closing) or on such other date as is agreed to by the Company and ABI hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at 10:00 a.m. local time on the Closing Date at the offices of Morrison & Forester LLP, Suite 3500, 555 West Fifth Street, Los Angeles, California, or at such other time or place as is agreed to in writing by the parties hereto. At the Closing, the Company and ABI shall cause the Merger to be consummated by filing (a) a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (b) a copy of a merger agreement, officers’ certificates and a certificate of merger relating to the Merger with the Secretary of State of the State of California, all as contemplated by, and executed in accordance with, Section 1108 and the other relevant provisions of the CCC (the date and time of the filing of the Certificate Merger and the acceptance thereof by the Secretary of State of Delaware, or if another date and time is agreed by the parties hereto and specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. The Merger shall have the effects provided in Section 259 of the DGCL and Section 1107 of the CCC. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of ABI shall vest in the Surviving Corporation, and all debts, liabilities and duties of ABI shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, (i) Section 1 of the amended and restated certificate of incorporation of the Company shall be amended to read in its entirety as follows: “The name of the corporation is Abraxis Bioscience, Inc. (the ‘Corporation’)” and (ii) Section 4.1 of the certificate of incorporation of the Company shall be amended to read in its entirety as follows: “The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 356,000,000, consisting of 350,000,000 shares of common stock, $.001 par value per share (“Common Stock”), and 6,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”).” As so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms, the terms of the certificate of incorporation of the Surviving Corporation and applicable Law.

(c) The directors of the Company immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(d) The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article III

Treatment of Securities; Exchange of Certificates

Section 3.1 Effect of the Merger on Capital Stock.

(a) Conversion of ABI Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, ABI or the stockholders of the Company or shareholders of ABI, each share of common stock, par value $.001 per share of ABI (the “ABI Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of newly issued shares of Company Common Stock equal to the Merger Consideration Number multiplied by the ABI Per Share Percentage (the “Share Exchange Ratio”), with cash paid in lieu of fractional shares as provided in Section 3.2(d). Upon the Effective Time, all such shares of ABI Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares (each, a “ABI Certificate”) shall thereafter represent only the right to receive a certificate or certificates representing the shares of Company Common Stock (each, a “Company Certificate”) into which such shares of ABI Common Stock were converted in the Merger. ABI Certificates shall be exchanged for Company Certificates representing whole shares of Company Common Stock deliverable in consideration therefor upon the proper surrender of such ABI Certificates in accordance with the provisions of Section 3.2, without interest. Each company certificate delivered hereunder in respect of shares of ABI Common Stock shall upon delivery bear the legend set forth on Exhibit F.

(b) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by ABI, which shall be treated in accordance with Section 3.1(d) pursuant to the Merger) shall remain outstanding as one share of Company Common Stock after the Effective Time.

(c) ABI RSUs. As of the Effective Time, each outstanding ABI RSU shall become a right to acquire or receive from the Company shares of Company Common Stock in accordance with the terms of the ABI Restricted Unit Plan and such ABI RSU. The Company shall file with the SEC prior to the Effective Time a registration statement on Form S-8 (or any successor form) with respect to the shares of Company Common Stock to be issued in respect of the ABI RSUs. Such registration statement shall be effective as of the Effective Time.

(d) Cancellation of Treasury Shares. Immediately after the Effective Time, all shares of Company Common Stock owned by ABI immediately prior to the Effective Time and acquired by the Company pursuant to the Merger shall be cancelled and retired without payment of any Merger or other consideration therefor.

(e) Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or ABI Common Stock are changed into a different number of shares or a different class or series of capital stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or otherwise, the Share Exchange Ratio and the other conversion formulas specified in this Section 3.1 shall be appropriately adjusted to reflect the effect of such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(f) Escrow Agreement. Immediately prior to the Effective Time, the Shareholders’ Representative and the Company shall enter into an Escrow Agreement with an escrow agent (the “Escrow Agent”) reasonably acceptable to the Company and the Shareholders’ Representative in substantially the form of Exhibit G attached hereto (the “Escrow Agreement”). At the Effective Time, the Company shall deposit with the Escrow Agent Company Certificates representing the Escrow Shares. The Escrow Shares shall be held and distributed pursuant to the Escrow Agreement.

Section 3.2 Exchange of Certificates.

(a) Closing Delivery to Participating ABI Shareholders. Immediately after the Effective Time, the Company shall deliver to each shareholder of record of ABI (i) who is present at the Closing in person or through a duly authorized representative (with reasonable proof of such due authorization) and (ii) who has provided written notice to the Company at least two business days prior to the Closing Date, including a certification as to the number of shares of ABI Common Stock such shareholder will own of record as of immediately prior to the Effective Time and reasonable proof of such ownership (a “Participating ABI Shareholder”), Company Certificates representing the number of whole shares of Company Common Stock into which the shares of ABI Common Stock then held of record by such Participating ABI Shareholder have been converted pursuant to the Merger less the number of shares of Company Common Stock representing such Participating ABI Shareholder’s Shareholder Percentage of the Escrow Shares and a check for the amount of cash payable in lieu of fractional shares pursuant to Section 3.2(d); provided, however, that the Company shall not be required to deliver such Company Certificates or a check for cash payable in lieu of fractional shares to any Participating ABI Shareholder unless at least three business days prior to the Closing the Participating ABI Shareholder delivers to ABI (A) the ABI Certificates representing the shares of ABI Common Stock then held by such Participating ABI Shareholder, together with (B) a properly completed and duly executed letter of transmittal substantially in the form attached hereto as Exhibit H attached and containing such other provisions as shall be reasonably agreed by the Company and ABI, including provisions approving the designation of PSS as the Shareholders’ Representative pursuant to Section 10.13 (together with any other documents or instruments specified for delivery therein, a “Letter of Transmittal”). ABI shall use its reasonable best efforts to notify each ABI shareholder of the anticipated Closing Date and offer each such shareholder the opportunity to be a Participating ABI Shareholder, subject to compliance with the requirements set forth above.

(b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, the Company shall mail to each holder of record of an ABI Certificate not delivered at the Closing pursuant to Section 3.2(a) a Letter of Transmittal and instructions for surrendering to the Company such holder’s ABI Certificates in exchange for Company Certificates representing the number of whole shares of Company Common Stock to which such shareholder is entitled pursuant to the Merger as provided herein less such holder’s Shareholder Percentage of the Escrow Shares. Upon the surrender of any such ABI Certificate to the Company, together with a properly completed and duly executed Letter of Transmittal, the holder of such ABI Certificate shall be entitled to receive in exchange therefor, Company Certificates representing the number of whole shares of Company Common Stock which the shares of ABI Common Stock formerly represented by such ABI certificate were converted pursuant to the Merger less a number of such shares equal to such holder’s Shareholder Percentage of the Escrow Shares, plus an amount of cash in lieu of fractional shares that otherwise would be issuable. In the event of a transfer of ownership of shares of ABI Common Stock which is not registered in the transfer records of ABI, Company Certificates representing the proper number of shares of Company Common Stock less a number of shares equal to the applicable Shareholder Percentage of the Escrow Shares and a check for the proper amount of cash deliverable in lieu of fractional shares shall be delivered to a transferee only if the ABI Certificate representing such shares of ABI Common Stock is presented to the Company accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory to the Company that any applicable stock transfer taxes have been paid. Until properly surrendered as contemplated by this Section 3.2, each ABI Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Company Certificates representing the number of whole shares of Company Common Stock less a number of shares equal to the applicable Shareholder Percentage of the Escrow Shares and a check for the amount of cash in lieu of fractional shares to which the holder thereof is entitled pursuant to subparagraph (d) below.

(c) No Further Rights in ABI Common Stock. From and after the Effective Time, there shall be no transfers of any shares of ABI Common Stock on ABI’s stock transfer books. The shares of Company Common Stock, and any cash in lieu of fractional shares, issued and paid upon surrender of the ABI Certificates formerly representing shares of ABI Common Stock in accordance with the terms hereof shall constitute full payment in satisfaction of all rights in or pertaining to such shares of ABI Common Stock. From and after the Effective Time, the former holders of ABI Common Stock shall have no further or other rights in or as a holder of ABI Common Stock, other than the right to receive the Merger consideration to which such holder is entitled pursuant to the Merger as provided herein.

(d) Fractional Shares. No Company Certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of ABI Certificates pursuant to the Merger, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional shares which otherwise would be issuable pursuant to the Merger, and no such fractional share interests will entitle the owner thereof to any rights of a stockholder of the Company. In lieu of any fractional shares of Company Common Stock, each former ABI shareholder that would have been entitled to receive a fractional share of Company Common Stock shall, upon proper surrender of its ABI Certificates, receive a cash payment equal to such fraction multiplied by the average of the Company Stock Prices over the ten consecutive NASDAQ trading days ending on and including the second full trading day preceding the Closing Date.

(e) Lost Certificates. If any ABI Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such ABI Certificate to be lost, stolen or destroyed, and the posting of a bond if reasonably requested by the Company in an amount deemed sufficient in the discretion of the Company to provide indemnity against any claim thereafter made against the Company with respect to such ABI Certificate, the Company will issue or deliver in exchange for such lost, stolen or destroyed ABI Certificate the shares of Company Common Stock less a number of shares of Company Common Stock equal to the applicable Shareholder Percentage of the Escrow Shares and any cash in lieu of fractional shares to which such claimant would be entitled pursuant to this Section 3.2, in each case, without any interest thereon.

Section 3.3 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, shares of ABI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (a) has not voted such shares of ABI Common Stock (or consented in writing) in favor of the Merger, (b) is entitled to demand and properly demands appraisal of such shares pursuant to Sections 1300 and 1301 of the CCC and complies in all respects with such sections of the CCC, and (c) has not effectively withdrawn or lost the right to demand relief as a dissenting shareholder under the CCC as of the Effective

Time (the “Appraisal Shares”), shall not be converted into the right to receive the shares of Company Common Stock as provided in Section 3.1(a), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the applicable provisions in Chapter 13 of the CCC (the “CCC Appraisal Rights”). At the Effective Time, all Appraisal Shares automatically shall be cancelled and shall cease to exist and be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the CCC Appraisal Rights. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the CCC Appraisal Rights, or a court of competent jurisdiction shall determine that such holder is not entitled to the CCC Appraisal Rights, then such Appraisal Shares shall be deemed to have been converted and to have become at the Effective Time, and shall thereafter represent, only the right the right to receive shares of Company Common Stock (reduced by a number of shares of Company Common Stock equal to the applicable Shareholder Percentage of the Escrow Shares) as provided in Section 3.1(a) and cash in lieu of fractional shares of Company Common Stock as provided in Section 3.2(d). ABI shall not, without the prior written consent of the Company, negotiate with the holders of the Appraisal Shares, voluntarily make any payment with respect to any demands regarding appraisals of or payments for Appraisal Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article IV

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to ABI prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions to the following representations and warranties by specific section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, to the extent such matter would be reasonably expected to be pertinent to another section of the Company Disclosure Schedule or the related Company representation and warranty in light of the disclosure made in such section), the Company hereby represents and warrants to ABI as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, except for such failures to be so organized, existing or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has the requisite power and authority and all approvals of Governmental Entities necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) filed as exhibits to the Company SEC Filings (as defined in Section 4.6) filed with the SEC prior to the date of this Agreement are complete and correct copies thereof as in effect on the date hereof.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 6,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”). As of November 15, 2005 (the “Capitalization Date”), (i) 72,465,790 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (ii) 3,819,129 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Company Common Stock (“Company Options”) outstanding on such date. Section 4.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the Capitalization Date of the Company Options outstanding, the number of shares of Company Common Stock issuable upon the exercise of each such Company Options, and the exercise price and the Company Options that were exercisable on such date. No shares of Company Preferred Stock are issued or outstanding. Since the Capitalization Date through the date hereof, no shares of Company Common Stock or Company Options have been issued or granted, except for Company Options granted in the ordinary course and with notice to PSS and shares of Common Stock issued pursuant to the exercise of Company Options in accordance with their terms. Except for Company Options, as of the Capitalization Date, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell, or to repurchase, redeem or otherwise acquire, any Equity Interests in the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each outstanding share of capital stock or other Equity Interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one of its Subsidiaries, free and clear of all liens, rights of first refusal or similar rights and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell, or to repurchase, redeem or otherwise acquire, any shares of capital stock or other Equity Interests in any of the Subsidiaries of the Company.

(c) Other than the Company Options, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver the Transaction Agreements (as defined in subparagraph (b) below), to perform its obligations thereunder and to consummate the transactions contemplated thereby except that consummation of the Merger is subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Agreements or the execution, delivery or performance by the Company of the Transaction Agreements except that consummation of the Merger is subject to receipt of the Company Stockholder Approval. Each Transaction Agreement to which the Company is or will be a party has been, or upon execution will be, duly authorized and validly executed and delivered by the Company, and constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Registration Rights Agreement, the Governance Agreement and the Escrow Agreement (collectively, the “Transaction Agreements”) and the transactions contemplated hereby and thereby (including the Merger and the Share Issuance (as defined below)) are fair to and in the best interests of the Company, (ii) declared this Agreement advisable and (iii) recommended to the Company Board the approval and adoption of the Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the issuance of shares of Common Stock to be issued pursuant to the Merger and as otherwise contemplated by this Agreement (the “Share Issuance”)). The Company Board, by resolutions duly adopted by unanimous vote of the directors voting, at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the Share Issuance) are fair to and in the best interests of the Company, (ii) approved and adopted the Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the Share Issuance), and (iii) declared this Agreement advisable. The Company Board has approved, for purposes of Section 203 of the DGCL, this Agreement and the Merger (including the acquisition of shares of Company Common Stock by former ABI shareholders pursuant to the Merger).

(c) The affirmative vote or the delivery of written consent by the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote or consent of the holders of any Equity Interests of the Company necessary to approve the Transaction Agreements and the transactions contemplated hereby and thereby (together, the “Company Stockholder Approval”).

(d) Holders of shares of Company Common Stock are not entitled to exercise appraisal rights in respect of such shares in connection with the Merger.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Transaction Agreements by the Company does not, and the performance of the Transaction Agreements by the Company will not, (i) conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) conflict with or violate any organizational documents of any of the other Subsidiaries of the Company, or (iii) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract of the Company or any of its Subsidiaries, Company Permit or other instrument or obligation of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of the Transaction Agreements by the Company does not, and the performance of the Transaction Agreements by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Laws, the rules and regulations of the NASDAQ National Market and the filing and recordation of the Certificate of Merger as required by the DGCL and the filings required by the CCC, (ii) filings with or notifications to Governmental Entities necessary to record the transfer to the Company pursuant to the Merger of those consents, approvals, authorizations, applications, registrations and permits of or with Governmental Entities that are held by, or have been issued to, ABI, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 SEC Filings; Financial Statements.

(a) The Company has timely filed with or furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of the time it was filed or furnished (or if subsequently amended or supplemented prior to the date of this Agreement, at the time of such amendment or supplementation), complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or if subsequently amended or supplemented prior to the date of this Agreement, at the time of such amendment or supplementation), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading; provided, however, that notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by PSS, ABI, and/or its auditors, legal counsel, financial advisors or other consultants or advisors specifically for inclusion in any Company SEC Filing heretofore or hereafter filed with or furnished to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presents fairly, in all material respects, the consolidated financial position, and the consolidated results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) Except as and to the extent set forth on the balance sheets of the Company as of December 31, 2004 or as of September 30, 2005 included in the Company SEC Filings filed with or furnished to the SEC prior to the date of this Agreement, including the notes thereto, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) normal year-end adjustments, (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2005, (iii) liabilities incurred after the date of this Agreement in accordance with Section 6.1 and (iv) liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since January 1, 2003, was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act or the requirements for such certifications under the Exchange Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Exchange Act, and (iii) has not been modified or withdrawn. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) are effective in timely alerting the Company’s principal executive officer and it principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

Section 4.7 Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co. (the “Company Financial Advisor”)) is entitled to any brokerage, finder’s or similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to ABI a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events. Since September 30, 2005 through the date of this Agreement, except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and, since September 30, 2005, there has not been any Company Material Adverse Effect.

Section 4.9 Employee Benefit Plans.

(a) For purposes of this Section 4.9, (i) “Company Benefit Plans” means collectively, all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, employment or consulting agreements, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company has contributed or is obligated to contribute, or with respect to which the Company or any Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company or any Subsidiary located primarily in the United States and/or their dependents, and (ii) “Company Foreign Plans” means collectively, all benefit plans that are comparable to the Company Benefit Plans and that are maintained pursuant to the Laws of a country other than the United States. For purposes of this Agreement, the term “plan,” when used with respect to Company Foreign Plans, shall mean a scheme or other employee benefit program or arrangement in accordance with specific country usage. The Company has made available to ABI true, complete and correct copies of (A) each Company Benefit Plan (or a written summary thereof, in the case of any unwritten Company Benefit Plans), other than those Company Benefit Plans that have been filed as exhibits to the Company SEC Filings prior to the date of this Agreement, (B) the most recent annual report with respect to each Company Benefit Plan required to be filed on Form 5500 with accompanying schedules and attachments, (C) the most recent summary plan description prepared for each Company Benefit Plan, and (D) each trust agreement relating to the funding or payment of benefits under any Company Benefit Plan.

(b) All Company Benefit Plans that are intended to qualify under Code Section 401(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and, to the Company’s knowledge, nothing has occurred that would materially and adversely affect the qualification of any such plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the Company Benefit Plans and the related trusts comply with and have been administered in compliance with, as applicable, (A) the provisions of ERISA, (B) all provisions of the Code,

(C) all other applicable Law, and (D) their terms and the terms of any collective bargaining or collective labor agreements; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than routine claims for benefits; (iii) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) no litigation has been commenced with respect to any Company Benefit Plan and, to the Company’s knowledge, no such litigation is threatened (other than routine claims for benefits); and (v) there are no governmental audits or investigations pending or, to the Company’s knowledge, threatened in connection with any Company Benefit Plan.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) applicable Law and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Company Foreign Plan which, under the Law of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) all contributions to each Company Foreign Plan required to be made by the Company or the Subsidiaries of the Company through the Closing Date have been or shall be made or, if applicable, accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Company Foreign Plans other than routine claims for benefits, (v) no litigation has been commenced with respect to any Company Foreign Plan and, to the Company’s knowledge, no such litigation is threatened (other than routine claims for benefits in the normal course), and (vi) there are no governmental audits or investigations pending or, to the Company’s knowledge, threatened in connection with any Company Foreign Plan.

(d) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides material benefits to former employees of the Company, other than pursuant to Section 4980B of the Code.

(e) Except as disclosed in the Company SEC Filings filed with or furnished to the SEC prior to the date of this Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with any other event) (i) entitle current or former employees, directors, officers or consultants of the Company or any Subsidiary of the Company to any additional compensation, severance or other benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan. No payment or benefit which has been, will or may be made by the Company or any Subsidiary of the Company with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement is reasonably likely to result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

Section 4.10 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the Company’s knowledge, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary of the Company, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (b) neither the Company nor any Subsidiary of the Company is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (c) there are no charges or actions involving the Company pending or, to the Company’s knowledge, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Entity responsible for the prevention of unlawful employment practices; and (d) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment.

Section 4.11 Tax Treatment. None of the Company, any of its Subsidiaries or any of their respective officers or directors (other than PSS) has taken or agreed to take any action, or failed to take any action, which action or failure would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.12 Contracts. The Company has filed or furnished as exhibits to its SEC Filings filed with the SEC prior to the date of this Agreement all Contracts in effect as of the date hereof required to be so filed or furnished by the Company pursuant to Item 601(a)(10) of Regulation S-K (all such Contracts required to be so filed or furnished, the “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the Company’s knowledge, threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the Company’s knowledge, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Company’s knowledge, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 4.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no person has given written notice to the Company or any of its Subsidiaries (i) that the use of any Company Intellectual Property by the Company or any of its Subsidiaries, or by any third party acting under a license granted by the Company or any of its Subsidiaries, is infringing or has infringed any domestic or foreign patent, Trademark, or copyright, or (ii) that the Company or any of its Subsidiaries or any third party acting under a license granted by the Company or any of its Subsidiaries, has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how.

Section 4.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed and all such Tax Returns are complete and accurate in all respects;

(b) all Taxes which are due and payable by the Company or any of its Subsidiaries have been paid, except with respect to matters contested in good faith or for which adequate reserves have been established;

(c) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and to the knowledge of the Company no Tax deficiency has been threatened;

(e) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than a Tax sharing agreement with ABI);

(f) no claim has been made by any taxing authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that they are or may be subject to Tax by that jurisdiction; and

(g) neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code or a “tax shelter” within the meaning of Section 6222 of the Code and that has not been disclosed on an applicable Tax Return.

Section 4.16 Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Special Committee its oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Share Exchange Ratio is fair from a financial point of view to the Company.

Section 4.17 Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Information Statement will, at the time it is first filed and at the time it is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by PSS, ABI and/or its auditors, legal counsel, financial advisors or other consultants or advisors specifically for inclusion or incorporation by reference in the Information Statement.

Article V

Representations and Warranties of ABI

Except as set forth in the Disclosure Schedule delivered by ABI to the Company prior to the execution of this Agreement (the “ABI Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the ABI Disclosure Schedule shall be considered disclosed for other sections of the ABI Disclosure Schedule, to the extent such matter would be reasonably expected to be pertinent to another section of the ABI Disclosure Schedule or the related ABI representation and warranty in light of the disclosure made in such section), ABI hereby represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. ABI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of ABI has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, except for such failures to be so organized, existing or in good standing that, individually or in the aggregate, would not reasonably be expected to have an ABI Material Adverse Effect. ABI and each of its Subsidiaries has the requisite power and authority and all approvals of Governmental Entities necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. ABI and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have an ABI Material Adverse Effect.

Section 5.2 Certificate of Incorporation and Bylaws; Other Corporate Records. The copies of ABI’s articles of incorporation (the “ABI Articles”) and Bylaws (the “ABI Bylaws”) that were previously delivered to the Company are complete and correct copies thereof as in effect on the date hereof. ABI has provided to counsel to the Company a true and correct copy of the ABI Warrants.

Section 5.3 Capitalization.

(a) The authorized capital stock of ABI consists of 300,000,000 shares of ABI Common Stock and 32,500,000 shares of preferred stock (the “ABI Preferred Stock”). As of the date of this Agreement, (i) 186,709,694 shares of ABI Common Stock (other than treasury shares) are issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights, and (ii) two Warrants to purchase an aggregate of 19,727,982 shares of ABI Common Stock (the “ABI Warrants”) at an aggregate exercise price of $8,767,992 are issued and outstanding. No shares of ABI Preferred Stock are issued and outstanding. Section 5.3(a) of the ABI Disclosure Schedule sets forth, as of the date of this Agreement, (i) the name of each record holder of ABI Common Stock and the number of shares of ABI Common Stock held by each respective record holder, and (ii) the name of each registered holder of the ABI Warrants and the number of shares of ABI Common Stock issuable upon exercise of the ABI Warrants held by such holder. Except for the ABI Warrants and any ABI RSUs outstanding as of the Effective Time, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which ABI or any of its Subsidiaries is a party or by which ABI or any of its Subsidiaries is bound obligating ABI or any of its Subsidiaries to issue or sell, or to repurchase, redeem or otherwise acquire, any Equity Interests in ABI.

(b) Each outstanding share of capital stock or other Equity Interest of each Subsidiary of ABI is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by ABI or one of its Subsidiaries, free and clear of all liens, rights of first refusal or similar rights. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which ABI or any of its Subsidiaries is a party or by which ABI or any of its Subsidiaries is bound obligating ABI or any of its Subsidiaries to issue or sell, or to repurchase, redeem or otherwise acquire any Equity Interests in, any of the Subsidiaries of ABI.

(c) Other than the ABI Warrants and any ABI RSUs outstanding as of the Effective Time, ABI does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of ABI on any matter. ABI has not adopted a shareholder rights plan.

(d) Except for the agreement under Section 6.13 hereof, there are no shareholder agreements, voting trusts, proxies, powers of attorneys or other binding arrangements or understandings among all or any of the shareholders of ABI relating to the voting of ABI Common Stock to which ABI or PSS or, to the knowledge of ABI and PSS as of the date hereof, any other ABI shareholder is a party or is otherwise bound.

Section 5.4 Authority.

(a) ABI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, except that the consummation of the Merger is subject to the receipt of the ABI Shareholder Approval. The execution and delivery of this Agreement by ABI and the consummation by ABI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ABI, and no other corporate proceedings on the part of ABI is necessary to authorize this Agreement or the execution, delivery or performance by ABI of this Agreement, except that the consummation of the Merger is subject to the receipt of the ABI Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by ABI and constitutes a legal, valid and binding obligation of ABI, enforceable against ABI in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The ABI Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of ABI and its shareholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby, and (iii) determined that the Agreement is advisable.

(c) The affirmative vote or consent of holders of a majority of the outstanding shares of ABI Common Stock in favor of the adoption and approval of this Agreement is the only vote or consent of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “ABI Shareholder Approval”). No holder of outstanding shares of ABI Common Stock with respect to which an ABI Shareholder Consent will be executed and delivered to ABI is or shall be entitled to exercise CCC Appraisal Rights in connection with the Merger. ABI reasonably believes that as of the date of this Agreement each of the stockholders of ABI is an accredited investor (as defined in Rule 501(c) under the Securities Act).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by ABI does not, and the performance of this Agreement by ABI will not, (i) conflict with or violate any provision of the ABI Certificate or ABI Bylaws, (ii) conflict with or violate any organizational documents of any of the Subsidiaries of ABI, (iii) (assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to ABI or any of its Subsidiaries or by which any property or asset of ABI or any of its Subsidiaries is bound or affected or (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of ABI or any of its Subsidiaries pursuant to, any Contract of ABI or any of its Subsidiaries, ABI Permit or other instrument or obligation of ABI or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have an ABI Material Adverse Effect.

(b) The execution and delivery of this Agreement by ABI does not, and the performance of this Agreement by ABI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Laws, the rules and regulations of the NASDAQ National Market, the filing and recordation of the Certificate of Merger as required by the DGCL and the filings required by the CCC, (ii) filings with or notifications to Governmental Entities necessary to record the transfer to the Company pursuant to the Merger of those consents, approvals, authorizations, applications, registrations and permits of or with Governmental Entities that are held by, or have been issued to, ABI (iii) filing of a certificate of satisfaction of the California Franchise Tax Board that all taxes imposed on ABI by the California Bank and Corporation Tax Law have been paid or secured (the “Tax Clearance Certificate”) and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect.

Section 5.6 Permits; Compliance With Law. ABI and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for ABI and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “ABI Permits”), and all such ABI Permits are valid, and in full force and effect, except, in each case, where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any of the ABI Permits would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect. None of ABI or any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to ABI or any of its Subsidiaries or by which any property or asset of ABI or any of its Subsidiaries is bound or affected or (b) any ABI Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have an ABI Material Adverse Effect.

Section 5.7 Financial Statements.

(a) Attached hereto as Section 5.7(a) of the ABI Disclosure Schedule is a copy of audited consolidated financial statements of ABI and its subsidiaries containing consolidated balance sheets as of December 31, 2003 and 2004, and consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the periods ended December 31, 2002, 2003 and 2004, together with the related auditors’ reports thereon (such balance sheets, statements of income, shareholders’ equity and cash flows, collectively, the “ABI Audited Financial Statements”). The ABI Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) present fairly, in all material respects, the consolidated financial position, and the consolidated results of operations and cash flows of ABI as of the respective dates thereof and for the respective periods indicated therein (provided that no representation or warranty is made hereunder with respect to any information obtained from the Company in connection with the preparation of the ABI Audited Financial Statements relating to the financial position, results of operations or cash flows of the Company and its Subsidiaries, except to the extent that subsequent information amending or supplementing the information previously obtained from the Company was timely provided by the Company and not included or taken into consideration by ABI in its applicable consolidated or other financial statements).

(b) The unaudited financial statements of ABI and its Subsidiaries (i) for and as of the three months ended March 31, 2005 and (ii) for and as of the two month period ended May 31, 2005 attached as Section 5.7(b) of the ABI Disclosure Schedule (the “ABI Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the ABI Unaudited Financial Statements do not contain the notes required by GAAP and do not include financial information relating to the Company and its Subsidiaries), and present fairly, in all material respects, the financial position and the results of operations of ABI and its Subsidiaries (but do not reflect financial information for the Company and its Subsidiaries) as of, and for (x) the three month period ending March 31, 2005 and (y) the two month period ending May 31, 2005 (subject to normal year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheets of ABI included in the ABI Audited Financial Statements or in the balance sheet included in the ABI Unaudited Financial Statements, none of ABI or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) normal year-end adjustments, (ii) liabilities or obligations incurred in the ordinary course of business since May 31, 2005, (iii) liabilities incurred after the date of this Agreement in accordance with Section 6.2 or (iv) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to exceed $3,000,000.00. None of ABI or any of its Subsidiaries is party to any “Off Balance Sheet Arrangement” as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act of 1933, as amended.

Section 5.8 Brokers. No broker, finder or investment banker (other than Lazard Frères & Co., LLC and Merrill Lynch Pierce, Fenner & Smith Incorporated (collectively, the “ABI Financial Advisors”)) is entitled to any brokerage, finder’s or similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of ABI or any of its Subsidiaries. ABI will make available to the Company a true and complete copy of all agreements between ABI and the ABI Financial Advisors pursuant to which such firms would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement promptly after the execution thereof.

Section 5.9 Absence of Certain Changes or Events. Since May 31, 2005 through the date of this Agreement, except as specifically contemplated by, or as disclosed in, this Agreement, ABI and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and, since May 31, 2005 there has not been any ABI Material Adverse Effect.

Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the ABI Disclosure Schedule sets forth a correct and complete list of all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, employment or consulting agreements, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by ABI or any Subsidiary of ABI, or to which ABI or any Subsidiary of ABI is obligated to contribute, or with respect to which ABI or any Subsidiary of ABI has or is reasonably expected to have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of ABI or any Subsidiary of ABI located primarily in the United States and/or their dependents (collectively, the “ABI Benefit Plans”) (provided, however, that there shall be no obligation to set forth on Section 5.10(a) of the ABI Disclosure Schedule any ABI Benefit Plan under which the aggregate annual liability to ABI is less than $100,000). ABI does not maintain or contribute to, is not obligated to maintain or contribute to, and does not have any liability (contingent or otherwise) with respect to any benefit plans that are comparable to the ABI Benefit Plans that are maintained pursuant to the Laws of a country other than the United States. ABI has made available to the Company true, complete and correct copies of (i) each ABI Benefit Plan required to be listed on Section 5.10(a) of the ABI Disclosure Schedule (or written summary thereof, in the case of any unwritten ABI Benefit Plans), (ii) the most recent annual report with respect to each ABI Benefit Plan required to be filed on Form 5500 with accompanying schedules and attachments, (iii) the most recent summary plan description prepared for each ABI Benefit Plan, and (iv) each trust agreement relating to the funding or payment of benefits under any ABI Benefit Plan.

(b) All ABI Benefit Plans that are intended to be subject to qualify under Code Section 401(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a), and, to ABI’s knowledge, nothing has occurred that would materially and adversely affect the qualification of any such plan. Except as would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect: (i) all the ABI Benefit Plans and the related trusts comply with and have been administered in compliance with, as applicable, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Law, and (D) their terms and the terms of any collective bargaining or collective labor agreements; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the ABI Benefit Plans other than routine claims for benefits; (iii) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any ABI Benefit Plan; (iv) no litigation has been commenced with respect to any ABI Benefit Plan and, to ABI’s knowledge, no such litigation is threatened (other than routine claims for benefits); and (v) there are no governmental audits or investigations pending or, to ABI’s knowledge, threatened in connection with any ABI Benefit Plan.

(c) No ABI Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No ABI Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides material benefits to former employees of the Company, other than pursuant to Section 4980B of the Code.

(d) Except under the ABI Restricted Units Plan and the ABI RSUs granted thereunder, the execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement will not (either alone or in combination with any other event) (i) entitle current or former employees, directors, officers or consultants of ABI or any Subsidiary of ABI to any additional compensation, severance or other benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any ABI Benefit Plan. No payment or benefit which has been, will or may be made by ABI or any Subsidiary with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement is reasonably likely to result in a material amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

Section 5.11 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect, (a) there are no pending or, to ABI’s knowledge, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of ABI or any Subsidiary of ABI, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (b) neither ABI nor any Subsidiary of ABI is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (c) there are no charges or Actions pending or, to ABI’s knowledge, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Entity responsible for the prevention of unlawful employment practices; and (d) ABI and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment.

Section 5.12 Tax Treatment. None of ABI, any of its Subsidiaries or any of ABI’s affiliates has taken or agreed to take any action, or failed to take any action, which action or failure would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. ABI is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.13 Contracts. Section 5.13 of the ABI Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Contracts (other than Contracts with the Company or any of its Subsidiaries) (collectively, including the ABI IP Agreements, the “ABI Material Contracts”):

(a) Any Contract for capital expenditures or the lease or acquisition or construction of fixed assets which requires aggregate future payments in excess of $5,000,000;

(b) Any Contract containing covenants of ABI any Subsidiary not to compete in any line of business or geographic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line, or that would materially limit or restrict the conduct of the Surviving Corporation’s business after the Merger;

(c) Any Contract pursuant to which ABI or any Subsidiary has entered into a partnership or joint venture with any other person (other than ABI or any Subsidiary of ABI);

(d) Any indenture, mortgage, loan or credit Contract under which ABI or any Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise, or guaranteed indebtedness for money borrowed by others, in each case in an amount in excess of $5,000,000;

(e) Any Contract under which ABI or any Subsidiary is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by ABI or any Subsidiary in excess of $5,000,000 per annum; and

(f) Any Contract (other than Contracts of the type described in subclauses (a) through (e) above) that involves aggregate payments by or to ABI or any Subsidiary in excess of $5,000,000 per annum; and

(g) Any Contract that would qualify as a “material contract” of ABI as described in Item 601(a)(10) of Regulation S-K were ABI subject to such Regulation.

Each ABI Material Contract is valid and binding on ABI and each of its Subsidiaries party thereto and, to ABI’s knowledge, each other party thereto, and in full force and effect, and ABI and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each ABI Material Contract and, to ABI’s knowledge, each other party to each ABI Material Contract has in all respects performed all obligations required to be performed by it under such ABI Material Contract, except in each case as would not reasonably expected to have, individually or in the aggregate, an ABI Material Adverse Effect. ABI has made available to the Company a true and complete copy of each ABI Material Contract as amended to date.

Section 5.14 Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ABI, threatened in writing against ABI or any of its Subsidiaries or for which ABI or any of its Subsidiaries is or reasonably could be required or obligated to indemnify any third party and (b) neither ABI nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. Neither ABI nor any of its Subsidiaries (i) is subject to any outstanding order, injunction or decree or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive applicable to ABI or any of its Subsidiaries by, or is the recipient of any supervisory letter from or has adopted any resolutions at the request of, any Governmental Entity that restricts in any material respect the conduct of its business other than restrictions typically associated with businesses and operations of the type conducted by ABI and its Subsidiaries (each, a “ABI Regulatory Agreement”) or (ii) has been advised by any Governmental Entity that it is considering issuing or requesting any such ABI Regulatory Agreement.

Section 5.15 Environmental Matters. Section 5.15 of the ABI Disclosure Schedule sets forth a description of each piece of real property owned or leased by ABI or its Subsidiaries in the conduct of their respective businesses (the “ABI Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect:

(a) ABI and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b) None of ABI or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that ABI or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of ABI or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of ABI, threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the ABI Real Property is listed or, to the knowledge of ABI, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of ABI, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by ABI or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving ABI or any of its Subsidiaries based on or related to any Environmental Law.

Section 5.16 Intellectual Property.

(a) Set forth in Section 5.16 of the ABI Disclosure Schedule is a true and complete list of (i) all material patents and patent applications, material trademarks and service marks and all applications and registrations therefor, and all material copyrights included in the ABI Owned Intellectual Property and (ii) all Contracts under which ABI or any Subsidiary of ABI has licensed in or granted any material rights or interests in or to any ABI Intellectual Property, other than (A) manufacturing agreements, supply agreements, quality agreements, finished product and packaging agreements, and other similar agreements entered into in the ordinary course of business and (B) license agreements for commercially-available, off-the-shelf software (“ABI IP Agreements”).

(b) ABI owns all of the ABI Intellectual Property designated as “ABI Owned Intellectual Property” on Schedule 5.16(a) free and clear of any liens, claims or similar encumbrances. No such ABI Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation against ABI or any of its Subsidiaries restricting in any material respect the use or other exploitation thereof by ABI or any Subsidiary thereof or any licensee thereof.

(c) To ABI’s knowledge, all of the ABI Owned Intellectual Property is valid and enforceable. No third party has made any written assertion, claim or allegation to ABI or any of its Subsidiaries that any of the ABI Owned Intellectual Property is invalid or unenforceable.

(d) ABI has taken all reasonable steps to protect the confidentiality of its Trade Secrets.

(e) To ABI’s knowledge, no third party has infringed, violated or misappropriated any of the ABI Owned Intellectual Property.

(f) No Trademark registration or application for registration of Trademark included in the ABI Owned Intellectual Property is now involved in any opposition or cancellation proceeding in the United States to which ABI or any of its Subsidiaries is a party or in any corresponding foreign proceeding to which ABI or any of its Subsidiaries is a party, and, to ABI’s knowledge, no such proceeding is or has been threatened with respect to any such Trademark registration or application. No patent or application for patent included in the ABI Owned Intellectual Property is now involved in any interference, reissue or reexamination proceeding to which ABI or any of its Subsidiaries is a party in the United States or any corresponding foreign proceeding, and, to ABI’s knowledge, no such proceeding against ABI or any of its Subsidiaries is or has been threatened with respect to any such patent or application.

(g) To the knowledge of ABI, the conduct of the business of ABI is not currently infringing, violating or misappropriating and has not in the three (3) year period prior to the Closing infringed, misappropriated or violated in any material respect any copyright, patent, Trademark, or Trade Secret of any third party, and no third party has filed any action or, to ABI’s knowledge, made any written claim, threat, offer of license, or other communication alleging any such infringement or misappropriation.

Section 5.17 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect:

(a) ABI and each of its Subsidiaries have timely (taking into account any extension of time to file granted or obtained) filed all Tax Returns required to be filed and all such Tax Returns are complete and accurate in all material respects;

(b) all Taxes which are due and payable by ABI or any of its Subsidiaries have been paid, except with respect to matters contested in good faith or for which adequate reserves have been established;

(c) neither ABI nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d) no deficiency with respect to Taxes has been proposed, asserted or assessed against ABI or any of its Subsidiaries, and to the knowledge of ABI no Tax deficiency has been threatened;

(e) there are no Tax liens on the assets of ABI or its Subsidiaries (other than liens for Taxes not yet due and payable);

(f) neither ABI nor any of its Subsidiaries has any liability for the Taxes of another person under Treasury Regulation 1.1502-6 (or any comparable state or local law), as a successor or for any other reason except for Tax Returns of the affiliated group of which ABI is the parent;

(g) neither ABI nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than a Tax sharing agreement with the Company);

(h) ABI and its Subsidiaries are in compliance with, and ABI’s records contain all information and documents necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

(i) neither ABI nor any of its Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or any similar provision of state law;

(j) no claim has been made by any taxing authority in any jurisdiction where ABI and its Subsidiaries do not file Tax Returns that they are or may be subject to Tax by that jurisdiction; and

(k) neither ABI nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code or a “tax shelter” within the meaning of Section 6222 of the Code and that has not been disclosed on an applicable Tax Return.

Section 5.18 Transactions with ABI Related Persons. Section 5.18 of the ABI Disclosure Schedule sets forth a true and complete list of all Contracts of ABI or any of its Subsidiaries in effect as of the date of this Agreement with ABI Related Persons. ABI has provided true and complete copies of all such Contracts (or in the case of oral Contracts, a written summary of the material terms and conditions thereof) to the Company. “ABI Related Persons” means any executive officer or director of ABI or any affiliate of ABI or any affiliate or member of the immediate family of any such executive officer or director (it being understood that neither the Company, ABI nor any of their respective Subsidiaries shall be deemed to be an ABI Related Person). At the Closing neither ABI nor its Subsidiaries will have in effect any personal loan or extension of credit that would cause the Company to be in violation of Section 402 of the Sarbanes-Oxley Act or Section 13(k) of the Exchange Act.

Section 5.19 Ownership of Company Common Stock. As of the date of this Agreement, ABI beneficially owns 47,984,160 shares of Company Common Stock and PSS and certain PSS Entities separately beneficially own an aggregate of 750,000 shares of Company Common Stock. No other person not a party hereto (other than officers of ABI) has any valid proxy, power of attorney, or other right or ability to direct the voting or disposition of any such shares of Company Common Stock, and none of such proxies, powers, rights or abilities will be exercised in a manner which is reasonably likely to materially delay or prevent the consummation of any transaction contemplated by the Transaction Agreements.

Section 5.20 Regulatory Compliance. All studies, tests and preclinical and clinical trials conducted by ABI or its Subsidiaries and submitted to the FDA or any other Governmental Entity were, and all such studies, tests and trials currently being conducted by ABI or its Subsidiaries that are intended for submission to the FDA or other Governmental Entities, are, being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidances, including, but not limited to the applicable requirements of good laboratory practices or good clinical practices, as applicable, and the FDCA and its implementing regulations including, but not limited to, 21 C.F.R. Parts 50, 54, and 56, 58 and 312. The descriptions of any studies, tests and preclinical and clinical trials provided to the Company in connection with the transaction contemplated hereby or in connection with the current Abraxane® license arrangement between the Company and ABI, or to the FDA or to any other Governmental Entity, or otherwise published or publicly disclosed by ABI, including the related results and regulatory status, are accurate and complete in all material respects. ABI and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity within the three-year period prior to the date of this Agreement requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, ABI or its Subsidiaries, or in which ABI or its Subsidiaries have participated, and ABI and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have an ABI Material Adverse Effect.

Section 5.21 Information Supplied. None of the information supplied or to be supplied by PSS or ABI in writing for inclusion or incorporation by reference in the Information Statement will, at the time it is first filed, or at the time it is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Article VI

Covenants

Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by Law, unless ABI shall give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to (i) conduct its operations in all material respects in the ordinary course of business, and (ii) use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and employees. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of ABI (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the Company Charter or the Company Bylaws;

(b) (i) issue, sell, dispose of, grant, transfer, or authorize the issuance, sale, disposition, grant or transfer of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its Subsidiaries, other than the grant of Company Options in the ordinary course of business and with the knowledge of PSS or the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or (ii) other than in the ordinary course of business, sell, dispose of, transfer, lease or license, or authorize the sale, disposition, transfer, lease or license of, any property or assets (including any Company Intellectual Property) material to the Company and its Subsidiaries.

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock of the Company;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other Equity Interests or other securities of the Company (other than the acquisition of outstanding Company Options in connection with the exercise or forfeiture thereof in accordance with their terms or any such actions required under the express terms of such securities);

(e) other than in the ordinary course of business, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any Equity Interest in any person or any division thereof or other assets, in each case that would be material to the Company and its Subsidiaries taken as a whole, or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money in excess of $150 million in the aggregate (it being understood that entering into amendments to the Company’s existing credit facilities to increase the amount of available borrowings thereunder in anticipation of or in connection with the Merger shall not be deemed a violation of this subparagraph (e));

(f) make any change in accounting policies or procedures, other than in the ordinary course of business or except as required by GAAP or by a Governmental Entity; or

(g) make any material Tax election, enter into any settlement or compromise of any material liability for Taxes (including any audit, examination or litigation with respect to Taxes), or file an amended Tax Return or any refund for Taxes.

Section 6.2 Conduct of Business by ABI Pending the Closing. ABI agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.2 of the ABI Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by Law, unless the Company shall give its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), ABI will, and will cause each of its Subsidiaries to (i) conduct its operations in all material respects in the ordinary course of business, and (ii) use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and employees. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.2 of the ABI Disclosure Schedule or as specifically permitted by any other provision of this Agreement, ABI shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the ABI Articles or the ABI Bylaws;

(b) (i) issue, sell, dispose of, grant, transfer, or authorize the issuance, sale, disposition, grant or transfer of any Equity Interests in ABI or any of its Subsidiaries or any other ownership interest, of ABI or any of its Subsidiaries (except that ABI may grant ABI RSUs (which grants shall be made in accordance with applicable federal securities laws and Blue Sky Laws) under and in accordance with the ABI Restricted Unit Plan; provided that the fair market value of the shares of Company Common Stock issuable at and after the Effective Time in respect of such ABI RSUs (as measured by calculating the average of the Company Stock Prices over the three consecutive NASDAQ trading days ending on and including the second full trading day preceding the Closing Date) does not exceed $100,000,000.00 and such RSUs automatically vest immediately upon the Effective Time), or (ii) other than the ordinary course of business, sell, dispose of, transfer, lease or license, or authorize the sale, disposition, transfer, lease or license of, any property or assets (including ABI Intellectual Property) material to ABI and its Subsidiaries;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock of ABI or any Subsidiary thereof;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than the cancellation of the outstanding ABI Warrants (or any portion thereof) or the ABI RSUs in connection with the exercise or forfeiture thereof in accordance with its terms); provided, that, nothing in this Section 6.2 shall prohibit ABI from effecting a split or subdivision of the ABI Common Stock;

(e) other than in the ordinary course of business consistent with past practice, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets that are material to ABI and its Subsidiaries taken as a whole, or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any person (other than a wholly-owned Subsidiary of ABI) for borrowed money in excess of $25 million in the aggregate;

(f) make any change in accounting policies or procedures, other than in the ordinary course of business consistent or except as required by GAAP or by a Governmental Entity;

(g) make any material Tax election, enter into any settlement or compromise of any material liability for Taxes (including any audit, examination or litigation with respect to Taxes), or file an amended Tax Return or any refund for Taxes;

(h) other than in the ordinary course of business and except for the adoption of the ABI Restricted Unit Plan (which shall be permitted after consultation with the Company regarding the terms of such plan) and in connection with grants of ABI RSUs, terminate (other than in accordance with its terms), or amend or waive any material provision of, any ABI Material Contract or enter into any Contract that would constitute an ABI Material Contract hereunder;

(i) establish, adopt, amend in any material respect or terminate (other than in accordance with its terms and subject to compliance with applicable Law) any ABI Benefit Plan;

(j) except in the ordinary course of business and except for adoption of the ABI Restricted Unit Plan and grants of ABI RSUs to the extent permitted by subparagraph (B) above, (i) establish, or increase compensation or benefits provided under, or make any payment not required by, any stay, bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy or (ii) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any Subsidiary, or otherwise pay any amounts not due such individual, (iii) enter into any new or amend in any material respect any existing employment or consulting agreement with any director, officer, employees or consultants if the annual cash compensation (base and bonus) payable under such agreement will exceed $500,000 individually, or (iv) establish, adopt or enter into any collective bargaining agreement, except in each of clauses (i) and (ii), as may be required to comply with applicable law or existing contractual arrangements;

(k) commence any material litigation or settle any material claim, litigation, action or proceeding;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m) enter into, or amend or otherwise alter in any material respect, any material Contract or material transaction with any ABI Related Person, other than the adoption of the ABI Restricted Unit Plan and grants of ABI RSUs;

(n) license or grant to any person not a Subsidiary of ABI the right to distribute, market or sell Abraxane® in any jurisdiction or grant any material license with respect to any ABI Owned Intellectual Property to, or dispose of any material ABI Owned Intellectual Property to, any person not a Subsidiary of ABI;

(o) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue such that the condition set forth in Section 7.2(a) shall be incapable of satisfaction; or

(p) agree to take, make any commitment to take, or adopt any resolutions of the ABI Board in support of, any of the actions prohibited by this Section 6.2.

Section 6.3 Information Statement.

(a) The Company shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC an information statement relating to the adoption of this Agreement and the transactions contemplated hereby (together with any amendments or supplements thereto, the “Information Statement”) in preliminary form. ABI shall promptly furnish all information concerning it and the holders of its Equity Interests as the Company may reasonably request and shall otherwise promptly cooperate with the Company’s requests in connection with the preparation and filing of such Information Statement, including, without limitation, assistance with the preparation of the pro forma financial information as necessary. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and to have such Information Statement cleared by the SEC and available for mailing to the stockholders of the Company as promptly as reasonably practicable, and ABI shall reasonably cooperate with the Company to the extent information of or regarding ABI is necessary to such response, clearance or mailing. The Company shall notify ABI promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply ABI with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide ABI with a reasonable opportunity to review and comment on such document or response. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after clearance by the SEC.

(b) Each party hereby agrees to promptly notify the other party if at any time such party becomes aware that any information contained in the Information Statement (either in preliminary or definitive form) is inaccurate or incomplete in any material respect and, in such event, the parties agree to cooperate to as promptly as reasonably practicable take such actions (including making amended or supplemental filings with the SEC) and distribute any amended or supplemental materials to the stockholders of the Company as is required by applicable Law.

Section 6.4 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or ABI or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and ABI shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request or as may be required to be disclosed, summarized or included in or as an exhibit to the Information Statement. With respect to the information disclosed pursuant to this Section 6.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Nondisclosure Agreement effective as of July 18, 2005, previously executed by the Company and ABI (the “Confidentiality Agreement”).

Section 6.5 Appropriate Actions; Consents; Filings; Notice.

(a) The Company and ABI shall use their commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including the Merger and the Share Issuance) as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or ABI or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or Blue Sky Laws, and (y) any other applicable Law; provided, that the Company and ABI shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable material additions, deletions or changes suggested in connection therewith. The Company and ABI shall use commercially reasonable best efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included regarding such respective parties or their Subsidiaries or affiliates in the Information Statement) in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, ABI shall promptly after the execution of this Agreement use its reasonable best efforts to cause to be delivered to the Company all consents and approvals necessary from the accountants of ABI and its Subsidiaries to allow the Company to incorporate, file, utilize, publish or otherwise disclose the ABI Audited Financial Statements and the ABI

Unaudited Financial Statements to the extent required for the Company to comply with its reporting requirements with any Governmental Entity in accordance with applicable Law.

(b) The Company and ABI shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents, approvals or authorizations, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (ii) required to prevent a Company Material Adverse Effect or ABI Material Adverse Effect, as the case may be, from occurring. In the event that either party shall fail to obtain any third party consent, approval or authorization described in the first sentence of this Section 6.5(b), such party shall use all commercially reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Surviving Corporation, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result from the Merger or otherwise after the Effective Time, from the failure to obtain such consent, approval or authorization.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement (including the Merger and the Share Issuance, or any other Transaction Agreement, each of ABI and the Company shall reasonably cooperate with each other and use its respective reasonable best efforts to contest, resist and defend against any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and any other Transaction Agreement.

(d) Immediately following the execution and delivery of this Agreement, ABI shall execute and deliver the Company Stockholder Consents with respect to all shares of Company Common Stock of which it is the record holder. Immediately following the execution and delivery of this Agreement, PSS shall, and shall cause each PSS Entity and each affiliate of PSS to, and each such PSS Entity and each such affiliate of PSS shall, execute and deliver Company Stockholder Consents in respect of all shares of Company Common Stock of which it is the record holder.

(e) As promptly as practicable after the receipt of the ABI Shareholder Approval, ABI will provide to any holder of ABI Common Stock that has not signed an ABI Shareholder Consent notice of the approval of this Agreement by the holders of ABI Common Stock required by Section 603(b) of the CCC (the “Approval Notice”) and shall timely provide the notice of the adoption and approval of this Agreement required by Section 1301 of the CCC to any holder of ABI Common Stock entitled thereto. ABI shall provide the Company a reasonable opportunity to review and comment on such notices prior to distribution to such holders.

Section 6.6 Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and ABI and each of the Company and ABI shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld, conditioned or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that a party may, without consulting with or obtaining the prior consent of the other party, issue any press release or make any public statement as may be required by applicable Law or, in the case of the Company, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

Section 6.7 NASDAQ National Market Listing. The Company shall promptly prepare and submit to the NASDAQ National Market a listing application covering the shares of Company Common Stock to be issued in the Merger and upon settlement of the ABI RSUs and shall use its commercially reasonable best efforts to cause such shares to be listed on the NASDAQ National Market, subject to official notice of issuance, prior to the Effective Time. ABI shall promptly furnish such information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the listing application.

Section 6.8 Indemnification of Directors and Officers.

(a) Without limiting any additional rights that any employee may have under any employment agreement or ABI Benefit Plan, prior to the Effective Time ABI shall, and from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs the Surviving Corporation shall, indemnify and hold harmless each present (as of anytime from the date hereof through the Effective Time) officer or director of ABI (the “D&O Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of or pertaining to such D&O Indemnified Party’s capacity as an officer or director of ABI or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party to the fullest extent permitted by applicable Law will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company within ten business days of receipt by the Company from the D&O Indemnified Party of a request therefore including reasonable detail and supporting documentation for the nature and amount of expense advancement requested. Notwithstanding the foregoing, this Section 6.8 shall not under any circumstances apply to require that any D&O Indemnified Party be indemnified or held harmless by the Company or the Surviving Corporation with respect to any claims or related Losses for which such D&O Indemnified Party is required to provide indemnification pursuant to Article IX.

(b) For six years from the Effective Time, the Company and the Surviving Corporation shall provide to the D&O Indemnified Parties an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than ABI’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither the Company nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement by ABI; provided, further, that in lieu of the foregoing, the Company or the Surviving Corporation at its election shall be entitled to purchase pre-paid, irrevocable extended reporting period coverage or tail insurance to provide such D&O Insurance coverage for the six year period following the Effective Time.

(c) In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.8.

(d) The obligations under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Parties without the consent of such affected D&O Indemnified Parties (it being expressly agreed that the D&O Indemnified Parties shall be third party beneficiaries of this Section 6.8).

Section 6.9 Section 16 Matters. The Company Board, or an appropriate committee of non-employee directors has adopted a resolution consistent with Rule 16b-3 under the Exchange Act and the interpretive guidance of the SEC so that the disposition or acquisition by any officer or director of the Company of shares of Company Common Stock or derivative securities with respect to Company Common Stock or rights in respect of Company Common Stock, in each case pursuant to this Agreement and the Merger, shall be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Reorganization Treatment. None of the Company, ABI or any of their Subsidiaries or affiliates shall take or agree to take any action, or fail to take any action, that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Provided that the opinion conditions contained in Sections 7.2(c) and 7.3(c) of this Agreement have been satisfied, the Company and ABI shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.11 Tax Representation Letters. The Company shall deliver to Gibson, Dunn & Crutcher LLP and Fried, Frank, Harris, Shriver & Jacobson LLP a “Tax Representation Letter,” dated as of the Closing Date, containing customary representations of the Company, and ABI shall deliver to Gibson, Dunn & Crutcher LLP and Fried, Frank, Harris, Shriver & Jacobson LLP a “Tax Representation Letter,” dated as of the Closing Date, containing customary representations of ABI, in each case as shall be necessary to enable Gibson, Dunn & Crutcher LLP to render the opinion described in Section 7.2(c) of this Agreement and Fried, Frank, Harris, Shriver & Jacobson LLP to render the opinion described in Section 7.3(c) of this Agreement.

Section 6.12 Prohibited Actions. (a) After the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with

Article VIII, ABI agrees that neither it nor its Subsidiaries, and PSS agrees that he will not, and will cause his affiliates and the PSS Entities not to, directly or indirectly, without the approval of the Special Committee:

(i) (A) acquire any Equity Interests of the Company (other than upon the exercise of options to purchase Company Common Stock outstanding on the date hereof); provided that the foregoing shall not prevent PSS or any PSS Entity or any affiliate of PSS from acquiring any Equity Interests in the Company that is beneficially owned as of the date of this Agreement by any of PSS, any PSS Entity or any affiliate of PSS (or that is acquired by PSS upon the exercise of options to purchase Company Common Stock outstanding on the date hereof); or

(ii) participate in a solicitation of proxies with respect to the Company Common Stock.

Section 6.13 Agreement of ABI Executing Shareholders.

(a) Each of the ABI Executing Shareholders agrees that, no later than the second business day after the Information Statement is mailed to the stockholders of the Company, it shall deliver to ABI, with a copy to the Company, a duly executed ABI Shareholder Consent with respect to all shares of ABI Common Stock of which it is the record holder in accordance with Section 603 of the CCC, approving the principal terms of this Agreement and the Merger.

(b) No ABI Executing Shareholder shall transfer (other than to ABI) any shares of ABI Common Stock or the ABI Warrants (or any portion thereof) unless the transferee executes and delivers to the Company an ABI Investor Statement and an agreement under which such transferee agrees to be bound by the provisions of this Section 6.13(b), Section 6.13(c) and, if the ABI Shareholder Approval has not then been obtained prior to such transfer, Section 6.13(a), in each case as if such transferee was an ABI Executing Shareholder.

(c) Each ABI Executing Shareholders that will receive shares of Company Common Stock pursuant to this Agreement shall, immediately prior to the Effective Time, deliver to the Company a copy of the Governance Agreement, duly executed by an authorized signatory of such ABI Executing Shareholders.

(d) Each ABI Executing Shareholders that holds an ABI Warrant (or a portion thereof) shall exercise such warrant prior to the consummation of the Merger.

(e) Following the termination of the Escrow Agreement and the return of the Escrow Fund (as defined in the Escrow Agreement) to the Former Shareholders as provided in Section 3 of the Escrow Agreement, the California Capital Limited Partnership shall thereafter be the sole Indemnifying Party for purposes of Article IX, and in such capacity shall save, defend, indemnify and hold harmless the Indemnified Parties with respect to the Specified Matters, to the extent such matters are not subject to a Pending Claim for which Indemnity Holdback Shares or other Escrow Assets remain on deposit in the Escrow Fund (each term as defined in the Escrow Agreement) to satisfy any indemnification payment obligations relating to the Pending Claims once resolved.

Section 6.14 Notice of Breach or Material Adverse Effect. Each party hereto shall notify each other party promptly (a) if it has knowledge of any breach or violation of any representation and warranty hereunder such that the conditions to Closing set forth in Section 7.2(a) and 7.3(a) would not then be capable of satisfaction or (b) of any facts, events, circumstances, or occurrences that have resulted in, or reasonably could be expected to result in, a Company Material Adverse Effect or an ABI Material Adverse Effect.

Section 6.15 Notice of Change in Capitalization or Owners of Equity Interests. ABI shall notify the Company promptly of any material change in the capitalization information set forth in Section 5.3(a) between the date hereof and the Effective Time, or in any change in record ownership of securities of ABI that would render the information set forth on Section 5.3(a) of the ABI Disclosure Schedule inaccurate in any respect.

Section 6.16 Execution and Delivery of Governance Agreement, Registration Rights Agreement and Escrow Agreement. Immediately prior to the Effective Time, the Company will deliver to each ABI shareholder party thereto a copy of the Registration Rights Agreement and shall deliver to the Shareholders’ Representative the Escrow Agreement duly executed by an authorized signatory of the Company. Immediately prior to the Effective Time, PSS and each ABI Executing Shareholder who will receive shares of Company Common Stock pursuant to the Merger shall duly execute and deliver to the Company a copy of the Governance Agreement and the Registration Rights Agreement. Immediately prior to the Effective Time, PSS shall duly execute and deliver to the Company a copy of the Escrow Agreement in his capacity as Shareholders’ Representative.

Article VII

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) No Legal Prohibition. No Governmental Entity or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(b) Consents and Approvals. The Company Stockholder Approval and the ABI Shareholder Approval shall be in full force and effect, and all material consents, approvals and authorizations of any Governmental Entity legally required to be obtained to consummate the Merger shall have been obtained.

(c) Information Statement. The Information Statement shall have been sent or given to the Company’s stockholders and 20 calendar days (or, if required under the rules of the SEC, 20 business days) shall have elapsed thereafter.

(d) NASDAQ National Market Listing. The shares of Company Common Stock to be received by ABI’s shareholders in the Merger and the shares of Company Common Stock issuable upon settlement of the ABI RSUs shall be listed on the NASDAQ National Market, subject to official notice of issuance.

Section 7.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of ABI set forth in Sections 5.3(a), 5.3(c) and 5.4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of ABI contained in this Agreement shall be true and correct as of the date hereof and (without giving effect to any limitation as to “materiality” or “ABI Material Adverse Effect” set forth therein) as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ABI Material Adverse Effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, an ABI Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of ABI to that effect. The parties acknowledge and agree that ABI shall be entitled to deliver amendments or supplements to the ABI Disclosure Schedules to reflect matters first existing or occurring or, with respect to representations and warranties qualified as to knowledge, of which ABI became aware after the date of this Agreement; provided that such amendments or supplements shall be disregarded for purposes of determining whether the condition set forth in this Section 7.2(a) has been satisfied.

(b) Agreements and Covenants. ABI and PSS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such persons as of or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of ABI to that effect.

(c) Company Tax Opinion. The Company shall have received the opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.11.

(d) Governance Agreement. PSS and the PSS Shareholders shall have duly executed and delivered the Governance Agreement.

(e) Approval Notice. The Approval Notice required by Section 603(b) of the CCC shall have been given to each shareholder of ABI entitled to receive such Approval Notice and ten days shall have elapsed thereafter.

(f) Escrow Agreement. Each of the Shareholders’ Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

Section 7.3 Additional Conditions to Obligations of ABI. The obligation of ABI to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a), 4.3(c) and 4.4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. ABI shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. ABI shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) ABI Tax Opinion. ABI shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to ABI, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.11.

(d) Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement to the former ABI shareholders signatory thereto.

(e) Escrow Agreement. Each of the Company and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

Article VIII

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after receipt of Company Stockholder Approval or ABI Shareholder Approval, by action taken or authorized by the Board of Directors (and, in the case of the Company, the Special Committee) of the terminating party or parties:

(a) By mutual written consent of ABI and the Company, by action of their respective Boards of Directors (and, in the case of the Company, the Special Committee);

(b) By either the Company or ABI if the Effective Time shall not have occurred prior to the close of business on June 29, 2006 (such date, the “Outside Date”), unless the failure of the Effective Time to occur by such date shall be principally due to the failure of the party seeking to terminate this Agreement on that basis to perform or observe the covenants and agreements of such party set forth herein;

(c) By either the Company or ABI if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By written notice of ABI if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) cannot reasonably be cured prior to the Outside Date; provided, however, that ABI shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating ABI’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination in reasonable detail; or

(e) By written notice of the Company if there has been material breach by ABI of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (ii) cannot reasonably be cured prior to the Outside Date; provided, however, that the Company shall have given ABI written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination in reasonable detail.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either ABI or the Company as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ABI or the Company or their respective Subsidiaries, officers or directors hereunder, except (x) the provisions of Section 6.6, this Section 8.2, Section 8.5 and Article X shall survive such termination and (y) notwithstanding anything to the contrary contained in this Agreement, no party shall be released or relieved from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 8.3 Amendment. To the extent permitted by applicable Law, at any time prior to the Effective Time, this Agreement may be amended by ABI (by action taken or authorized by the ABI Board) and by the Company (by action taken or authorized by the Special Committee); provided, however, that any amendment or modification to the obligations of PSS under Section 6.13 shall require the written approval of PSS and any amendment or modification to the obligations of the Indemnifying Shareholder under Article IX shall require the written approval of the Indemnifying Shareholder. At any time after the Effective Time, the obligations of the Indemnifying Shareholder under Article IX may only be amended by the Surviving Corporation (subject to the approval and authorization by the Outside Independent Directors (as defined in the Governance Agreement), or if there are then no Outside Independent Directors, by the majority of the members of the Surviving Corporation’s audit committee) and the Indemnifying Shareholder. This Agreement may not be amended except by an instrument in writing signed by each person entitled or required to effect or approve such amendment.

Section 8.4 Extension, Waiver and Enforcement. At any time prior to the Effective Time, ABI may (a) extend the time for the performance of any of the obligations or other acts of the Company hereunder, (b) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the Company with any of the agreements or conditions contained herein. At any time prior to the Effective Time, the Company may by action taken or authorized by the Special Committee, and at any time after the Effective Time, the Surviving Corporation may, by action taken or authorized by the Outside Independent Directors (as defined in the Governance Agreement) or if there are then no Outside Independent Directors, by the majority of the members of the Surviving Corporation’s audit committee) (i) extend the time for the performance of any of the obligations or other acts of ABI, PSS or the Indemnifying Shareholder hereunder, (ii) waive any inaccuracies in the representations and warranties of ABI contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by ABI, PSS or the Indemnifying Shareholder with any of the agreements or conditions contained herein. Any such extension, waiver or failure to insist upon strict compliance shall be valid only if set forth in an instrument in writing signed by the person or persons to be bound thereby and by each person required to take action to effect or authorize such extension, waiver or failure to insist upon strict compliance, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other event or failure. The Surviving Corporation’s rights under this Agreement shall be enforced by a majority of the Outside Independent Directors, or if there are then no Outside Independent Directors, by the majority of the members of the Surviving Corporation’s audit committee.

Section 8.5 Fees and Expenses. All expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors).

Article IX

Indemnification

Section 9.1 Indemnifying Shareholder Indemnification. Subject to Sections 6.13(e), 9.3 and 9.4, the Former Shareholders (for purposes hereof, the “Indemnifying Parties”, except that from and after the termination of the Escrow Agreement described in Section 6.13(e), such term shall refer to California Capital Limited Partnership) will save, defend, indemnify and hold harmless the Surviving Corporation, its Subsidiaries and affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any such Company Indemnified Parties by reason of:

(a) any breach of or inaccuracy in any representation or warranty made by ABI in Article V of this Agreement (without giving effect to any ABI Material Adverse Effect qualifiers (but giving effect to all other materiality and other qualifiers) contained in the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.5 (No Conflict, Required Filings and Consents), 5.6 (Permits; Compliance With Law), 5.10 (Employee Benefit Plans), 5.11 (Labor Matters), 5.13 (Contracts), 5.14 (Legal Proceedings), 5.15 (Environmental Matters), 5.17 (Taxes) and 5.20 (Regulatory Compliance)), and, in each case, after taking into account any updates to the ABI Disclosure Schedules delivered to the Company at least three Business Days prior to the Closing Date to reflect matters first existing or occurring or, with respect to representations and warranties qualified as to knowledge, of which ABI became aware after the date of this Agreement;

(b) any failure by the ABI, PSS or any ABI Executing Shareholder to comply with its obligations prior to the Effective Time set forth in Sections 6.2 (Conduct of Business by ABI Pending Closing), 6.3 Information Statement), 6.5(e) (Appropriate Actions; Consents; Filings; Notice), 6.10 (Reorganization Treatment), 6.11 (Tax Representation Letters), 6.12 (Prohibited Actions) and Section 6.13 (Agreement of ABI Executing Shareholders) of Agreement (excluding breaches resulting from the actions or failure to act of the Company or any of its Subsidiaries); or

(c) the Specified Matters.

Section 9.2 Indemnification Procedures.

(a) In order for an Indemnified Party to claim any indemnification provided for in this Article IX for a Loss (any such claim, an “Indemnification Claim”), the Indemnified Party shall deliver written notice thereof (a “Claim Notice”) to the Shareholders’ Representative (except that, from and after the termination of the Escrow Agreement referenced in Section 6.13(e), all references to the Shareholders’ Representative for purposes of the indemnification procedures in this Section 9.2 shall refer to California Capital Limited Partnership) with reasonable promptness after the Indemnified Party becomes aware of any fact, condition or event, including any assertion of a claim by a third-party (a “Third Party Claim”) which may give rise to a Loss for which indemnification may be sought hereunder, and shall include such additional information with respect the Losses asserted as the Shareholders’ Representative may reasonably request. Any delay in giving or failure to provide a Claim

Notice, however, shall not release the Indemnifying Parties from their indemnification obligations to any Indemnified Party as provided in this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure.

(b) In the case of an Indemnification Claim that is a Third Party Claim, if the Shareholders’ Representative acknowledges in writing its obligation to indemnify the applicable Indemnified Parties in connection with such Third Party Claim pursuant to this Article IX, the Shareholders’ Representative shall have the right, upon written notice to the Company, to assume the defense thereof at the sole expense of the Indemnifying Party with counsel selected by the Shareholders’ Representative and reasonably satisfactory to the Company. Until the Shareholders’ Representative elects or declines to assume the defense of a Third Party Claim in accordance with the first sentence of this Section 9.3(b), the applicable Indemnified Parties shall have the right to pursue the defense of such Third Party Claim. The Indemnifying Parties shall be liable for and bear all reasonable out-of-pocket fees and expenses of counsel employed by the Indemnified Parties to defend against a Third Party Claim for which such Indemnified Party is entitled to indemnification hereunder for any period during which the Indemnifying Party has failed to assume, or is determining whether to assume or decline, the defense of such Third Party Claim. If the Shareholders’ Representative assumes the defense of such Third Party Claim, the applicable Indemnified Parties shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Parties; provided, however, that the Indemnified Parties may employ one separate counsel and the reasonable out-of-pocket fees and expenses of such counsel shall be paid by the Indemnifying Parties if (i) the employment of such separate counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include the Indemnified Party (or Parties, as applicable) requesting separate counsel and the Indemnifying Party, and the requesting Indemnified Party (or Parties, as applicable) have been advised in writing by counsel that a conflict of interest exists with respect to such Third Party Claim which makes representation of both the Indemnified Party (or Parties, as applicable) and the Indemnifying Parties inappropriate under applicable standards of professional conduct (provided that, this clause (ii) shall not require the Indemnifying Party to pay the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one Third Party Claim or related group of Third Party Claims) or (iii) the Shareholders’ Representative fails to defend against such Third Party Claim in good faith and with reasonable diligence. If the Shareholders’ Representative assumes the defense of any Third Party Claim, each of the Indemnified Parties and the Company shall, and shall use their commercially reasonable best efforts to cause its affiliates to, at the Indemnifying Parties’ expense, cooperate with the Shareholders’ Representative in such defense and make available to the Shareholders’ Representative all witnesses, pertinent records, materials and information relating thereto as is reasonably requested by the Indemnifying Party. If the Shareholders’ Representative assumes the defense of any Third Party Claim, the Shareholders’ Representative shall have the right to enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim; provided, however, that if such settlement, compromise or judgment (i) does not include a written release by the claimant or plaintiff of an Indemnified Party from all liability in respect of such Third Party Claim, or (ii) imposes equitable remedies or any obligation on an Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified by the Indemnifying Parties hereunder, the Shareholders’

Representative may not enter into such settlement or compromise or consent to the entry of such judgment with respect to any specific Indemnified Party without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). If the Shareholders’ Representative fails to assume the defense of any Third Party Claim within 30 days after delivery by an Indemnified Party to the Shareholders’ Representative of the written notice of such Third Party Claim in accordance with Section 9.3(a), the Indemnified Party may enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim but only with the prior written consent of the Shareholders’ Representative (such consent not to be unreasonably withheld or delayed).

(c) Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a claim or cause of action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that such Indemnified Party may have against the Indemnifying Party under this Agreement with respect to such Third Party Claim.

(d) The Surviving Corporation’s rights to indemnification under this Article IX shall be enforced by a majority of the Outside Independent Directors, or if there are then no Outside Independent Directors, by the majority of the members of the Surviving Corporation’s audit committee

Section 9.3 Limits on Indemnification; Calculation of Losses.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to the following sentence: (i) no Indemnified Party shall assert or be entitled to indemnification for, and the Indemnifying Parties shall not be liable for, any Indemnification Claim(s) hereunder (A) that arise out of Excluded Loss Events or (B) unless and until the aggregate amount of indemnifiable Losses of the Company Indemnified Parties (excluding Losses arising out of Excluded Loss Events) exceeds $80 million (the “Deductible Amount”) in which case the Indemnifying Shareholder shall be liable only for the amount of such indemnifiable Losses in excess of the Deductible Amount, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Company Indemnified Parties hereunder shall not exceed the aggregate value of the Escrow Shares from time to time held by the Escrow Agent pursuant to Section 3.1(f) hereof and the Escrow Agreement (the “Indemnity Cap Amount”). Notwithstanding the foregoing or anything to the contrary herein, Losses relating to or arising out of the Specified Matters (w) shall not constitute Excluded Loss Events regardless of the value of the Loss, (x) shall not be subject to, or count towards, the Deductible Amount, (y) shall not be subject to, or count towards, the Indemnity Cap Amount, and (z) may be asserted pursuant to Indemnification Claims made at any time prior to the 30th day after the expiration of the statute of limitations with respect to the claim relating to the applicable Specified Matter to which the Losses suffered or incurred by the Indemnified Party (or Parties) relate.

(b) The amount of any indemnifiable Losses hereunder shall be calculated after giving effect to any amount received by the applicable Indemnified Party with respect to the applicable Indemnification Claim under any insurance coverage or any indemnity, contribution or other similar payment received by the Indemnified Party from any third party with respect thereto. The Indemnified Parties shall use their respective reasonable best efforts to collect any amounts available under any such insurance coverage or right to indemnification, contribution or other similar payment. If any Indemnified Party receives an amount with respect to any Indemnification Claim under insurance coverage or right to indemnification, contribution or other similar payment at any time subsequent to its receipt of any indemnification recovery hereunder with respect to the same Losses, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount by which the insurance, indemnification, contribution or other payments plus the amount of any indemnification payments for the same Losses made hereunder exceeds to total amount of Losses suffered or incurred by the Indemnified Party with respect to the same facts or circumstances giving rise to the right to indemnification under this Article IX.

(c) The amount of any indemnifiable Losses hereunder also shall be calculated after giving effect to any Tax benefit (through an actual reduction of Taxes or refund of Taxes paid) resulting from the applicable Indemnification Claim. The Indemnified Parties shall use their commercially reasonable efforts to maximize the amount of any Tax benefits in connection with the applicable Indemnification Claim.

(d) For purposes of calculating the amount of any indemnifiable Losses of an Indemnified Party hereunder, Losses resulting from or arising out of ABI Excluded Effects shall be disregarded. It is understood that the Company is party to a License Agreement and a Manufacturing Agreement with ABI, each entered into as of November 20, 2001 (each, an “Abraxane® Agreement” and, collectively, the “Abraxane® Agreements”) pursuant to which ABI has granted to the Company an exclusive license to use, market, distribute, offer and sell Abraxane® in North America and the Company and ABI have made certain manufacturing arrangements with respect to Abraxane®. For purposes of calculating the amount of any indemnifiable Losses of an Indemnified Party hereunder, Losses that the Company would have been reasonably likely to have suffered in connection with an Abraxane® Agreement had the Merger not occurred shall be disregarded; provided, that it is understood that Losses that the Company would have been entitled to recover from ABI under the terms of an Abraxane® Agreement shall not be considered “Losses that the Company would have been reasonably likely to have suffered in connection with an Abraxane® Agreement had the Merger not occurred”.

(e) In no event shall any person be liable hereunder for punitive or exemplary damages sustained or claimed by any Indemnified Party.

(f) Subject to the last sentence of Section 9.3(a), no Indemnified Party may make a claim for indemnification under this Article IX (i) after the end of 24-months after the Closing Date solely with respect to claims for a breach of or inaccuracy in the representations and warranties made by ABI in Section 5.16 of this Agreement and (ii) 30 days after the first anniversary of the Closing Date with respect to all other claims for indemnification under this Article IX (although the facts and circumstances giving rise to such Indemnification Claims, other than Indemnification Claims relating to the Specified Matters, must have been in existence or arisen prior to the first anniversary of the Closing Date), and no indemnification shall be payable hereunder as a result of an Indemnification Claim unless prior to the end of 24 months after the Closing Date (in the case of Indemnification Claims relating to a breach of or inaccuracy in the representations and warranties made by ABI in Section 5.16) or the 30th day after the first anniversary of the Closing Date (in the case of Indemnification Claims relating to all other matters excluding the Specified Matters), the applicable Indemnified Party has delivered to the Shareholders’ Representative a Claim Notice with respect thereto that sets forth in reasonable detail the specific facts and circumstances giving rise to such Indemnification Claim and a reasonable estimate of the Losses anticipated to result from such claim based on such specific facts and circumstances.

Section 9.4 Mitigation Actions. The parties hereto hereby agree to use their respective reasonable efforts to mitigate Losses.

Section 9.5 Exclusive Remedy. From and after the Effective Time, subject to Section 6.8, the indemnification provisions in this Article IX shall be the exclusive remedy of the Indemnified Parties with respect to the Merger and any breach or violation of this Agreement.

Section 9.6 Satisfaction of Indemnification Obligation.

Each Indemnifying Party shall be jointly and severally responsible for the payment of all Losses under this Article IX by application of its Escrow Shares or other Escrow Assets (each undefined term used in this Section 9.6 as defined in the Escrow Agreement) to pay the Losses for which any Indemnified Party is entitled to indemnification pursuant to this Article IX; provided, however, no Indemnifying Party shall be required to pay more than the total Escrow Shares deposited with the Escrow Agent on its behalf under the Escrow Agreement plus the amount of cash deposited with the Escrow Agent, or the aggregate value of the letter of credit established, by such Indemnifying Party to secure its obligations under the Escrow Agreement. Any payment obligation (or any portion thereof) of an Indemnifying Party to any Indemnified Party in respect of Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article IX, other than Indemnification Claims relating to the Specified Matters for which California Capital Limited Partnership becomes the sole Indemnifying Party pursuant to Section 6.13(e)) shall be satisfied exclusively from such Indemnifying Party’s Escrow Shares or other Escrow Assets pursuant to the terms of the Escrow Agreement, unless such Indemnifying Party elects to settle such Indemnifying Party’s payment obligation in cash after notice to the Escrow Agent, following which notice the Escrow Agent will release a portion of the Escrow Shares with a Market Value equal to the amount of cash so paid, as provided in the Escrow Agreement. If requested by an Indemnifying Party in connection with an indemnification payment the form of Escrow Shares, the Company Board, or an appropriate committee of non-employee directors, to the extent permitted by applicable federal and state securities laws, shall adopt a resolution consistent with Rule 16b-3 under the Exchange Act and the interpretive guidance of the SEC so that any disposition of shares of Company Common Stock, in each case pursuant to this Agreement and the Escrow Agreement, to satisfy such Indemnifying Party’s payment obligation, may be deemed to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 9.7 Remedies Not Affected by Investigation, Disclosure or Knowledge. Notwithstanding Section 6.14, no investigation conducted by or on behalf of any Indemnified Party at any time and no disclosure provided to or knowledge of any Indemnified Party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant of any other party contained in this Agreement shall be deemed to be a waiver of, or to relieve such other party of any liability for the inaccuracy or failure to comply with any such representation, warranty or covenant or any related rights to indemnification hereunder.

Article X

General Provisions

Section 10.1 Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants of ABI or the Company contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties (including the rights to indemnification under Article IX) to the extent that such covenant or agreement by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise made or given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to ABI, addressed to it at:

American BioScience, Inc.

2730 Wilshire Blvd.

Suite 110

Santa Monica, California

Attention: General Counsel

Fax: (310) 883-3138

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter, Esq.

                 Andrew Varney, Esq.

Fax: 212-859-4000

If to PSS, addressed to him at:

Dr. Patrick Soon-Shiong

c/o American Pharmaceutical Partners, Inc.

11777 San Vicente Blvd., Suite 550

Los Angeles, CA 90049

Fax: 310-826-7229

If to the Company, addressed to it at:

American Pharmaceutical Partners, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173-5837

Attention: General Counsel

Fax: 847-413-2670

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Peter F. Ziegler, Esq.

Fax: (213) 229-7520

and further copies (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105-2482

Attention: Charles Farman, Esq. and Michael G. O’Bryan, Esq.

Fax: (415) 268-7522

Section 10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.5 Entire Agreement. The Transaction Agreements (together with the Exhibits, ABI Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except for Section 6.8, are not intended to confer upon any other person any rights or remedies hereunder.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.8, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Therefore, the parties hereto agree that in the event of any inconsistency or ambiguity in the terms hereof, statutory or common law principles providing that inconsistencies or ambiguities be construed against the drafter shall be inapplicable in interpreting and applying the terms hereof.

Section 10.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles, except to the extent the CCC shall be mandatorily applicable to the exercise of the CCC Appraisal Rights relating to the Merger.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

Section 10.10 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 10.11 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Section 10.13 Shareholders’ Representative. (a) To administer efficiently the rights and obligations of the Indemnifying Parties under this Agreement, PSS is hereby designated as the Shareholders’ Representative (the “Shareholders’ Representative”), to serve as the agent and attorney in fact for the respective Indemnifying Parties for the limited purposes set forth in this Agreement and in the Escrow Agreement.

(b) PSS shall serve as the Shareholders’ Representative until he resigns (with the consent of the Outside Independent Directors, or if there are then no Outside Independent Directors, by the majority of the members of the Surviving Corporation’s audit committee) or is otherwise unable or unwilling to serve. If the Shareholders’ Representative shall resign or otherwise become unable or unwilling to serve, then a successor representative shall be appointed by the departing Shareholders’ Representative or if such person is not available, by majority vote of the former stockholders of ABI. The substitute Shareholders’ Representative shall provide prompt written notice to the Company and the former shareholders of ABI of such change and such substituted representative shall then be deemed to be the sole Shareholders’ Representative for all purposes of this Agreement. Any substitute Shareholders’ Representative shall execute an acceptance of such appointment, which shall be included in the written notice to the Company and the former shareholders of ABI of the change in Shareholders’ Representative.

(c) The duties of the Shareholders’ Representative shall be only those which are specifically provided in this Agreement and the Escrow Agreement, and the Shareholders’ Representative shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms hereof and thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ NICOLE WILLIAMS
Name:	Nicole Williams
Title:	Executive Vice President and Chief Financial Officer

AMERICAN BIOSCIENCE, INC.

By:	/s/ PATRICK SOON-SHIONG
Name:	Patrick Soon-Shiong
Title:

With respect to Sections 6.5(d), 6.12, 6.16 and 10.13 only:

/s/ PATRICK SOON-SHIONG
Dr. Patrick Soon-Shiong

With respect to Section 6.13 and 10.13 only:

CALIFORNIA CAPITAL LIMITED PARTNERSHIP

By:	Themba LLC, its general partner

By:	/s/ STEVEN H. HASSAN
Name:	Steven H. Hassan
Title:	Manager

THEMBA 2005 TRUST I

By:	/s/ STEVEN H. HASSAN
Name:	Steven H. Hassan
Title:	Trustee

THEMBA 2005 TRUST II

By:	/s/ STEVEN H. HASSAN
Name:	Steven H. Hassan
Title:	Trustee

THE 2005 TWO-YEAR ANNUITY TRUST A

By:	/s/ STEVEN H. HASSAN
Name:	Steven H. Hassan
Title:	Trustee

THE 2005 TWO-YEAR ANNUITY TRUST B

By:	/s/ STEVEN H. HASSAN
Name:	Steven H. Hassan
Title:	Trustee

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